Exhibit (l)

May 27, 2026

CAIS Sports, Media and Entertainment Fund

527 Madison Avenue, 12th Floor

New York, NY 10022

Ladies and Gentlemen:

Re:	CAIS Sports, Media and Entertainment Fund

We have acted as special Delaware counsel for CAIS Sports, Media and Entertainment Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement (as defined below), except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	A certified copy of the Certificate of Trust of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 22, 2025 (the “Certificate of Trust”);
(b)	The Declaration of Trust, dated as of September 22, 2025, by the trustee named therein, as amended and restated by the Amended and Restated Declaration of Trust of the Trust, dated as of September 24, 2025, by the trustees named therein (the “Trust Agreement”);
(c)	The By-laws of the Trust (the “By-laws”), as in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);
(d)	The Trust’s Registration Statement on Form N-2, as amended (the “Registration Statement”), including a prospectus (and the statement of additional information incorporated by reference therein) (the “Prospectus”), to be filed with the Securities and Exchange Commission on May 27, 2026, with respect to the issuance of the Class A, Class D, Class I and Class S common shares (the “Shares”) of beneficial interest in the Trust;

CAIS Sports, Media and Entertainment Fund

May 27, 2026

(e)	A certificate of the Secretary of the Trust with respect to certain matters including with respect to the Board’s approval of the issuance of the Shares, dated on or about the date hereof; and
(f)	A Certificate of Good Standing for the Trust, dated May 26, 2026, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein. In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the By-laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws and the Certificate of Trust are in full force and effect and will not be amended in a manner material to the opinions expressed herein, (ii) except to the extent provided in paragraph 1 below, the due organization, due establishment or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, establishment or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Agreement and as contemplated by the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any

CAIS Sports, Media and Entertainment Fund

May 27, 2026

other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                  The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.                  The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD